Exhibit 1

Oi S.A.

CORPORATE TAXPAYERS’ REGISTRY

(CNPJ/MF) No. 76.535.764/0001-43

BOARD OF TRADE (NIRE) 33.30029520-8

PUBLICLY-HELD COMPANY

EXCERPT OF ITEMS (5) AND (7) FROM THE MINUTES OF THE 62ND MEETING OF THE BOARD OF DIRECTORS HELD ON OCTOBER 15, 2014

In my role as a secretary of the meeting of the Board of Directors, I hereby CERTIFY that items (5) and (7) of the Agenda of the Minutes of the 62nd Meeting of the Board of Directors of Oi S.A., held on October 15, 2014, at 10:00 a.m., at Praia de Botafogo, No. 300, 11th floor, suite 1101, Botafogo, in the City of Rio de Janeiro, State of Rio de Janeiro, reads as follows:

“With respect to item (5) of the Agenda, Bayard De Paoli Gontijo proposed a reverse share split of the Company’s shares at a 10:1 ratio, including the cancellation of 9 common shares and 6 preferred shares held in treasury, as well as the auctioning of the fractional shares resulting from the reverse share split. The members of the Board of Directors unanimously approved the proposal and authorized the necessary measures to implement the proposal, including the calling of a general shareholders’ meeting.”

“With respect to item (7) of the Agenda, pursuant to article 150 of Law No. 6,404/76, the following were appointed, in order to complete the currently mandated term lasting until the General Shareholders’ Meeting of 2016: Pedro Guimarães e Melo de Oliveira Guterres, Portuguese, married, economist, bearer of Identity Card (RNE) No. V760804-Y, registered under the individual taxpayers’ registry (CPF/MF) No 234.716.148-26, resident and domiciled in the City and State of Rio de Janeiro, with his business address at Rua Borges de Medeiros, No. 633, apartment 301, zip code 22430-041, to occupy the position of vacated by Shakhaf Wine. Next, as a result of a request for leave submitted by João Manuel de Melo Franco as effective member and there being no alternate, the following members were appointed, in order to complete the currently mandated term lasting until the General Shareholders’ Meeting of 2016: (i) as an effective member of the Board of Directors of the Company, Rafael Luís Mora Funes, Spanish, married, business administrator, bearer of Identity Card (RNE) No. V688348-Q, registered under the individual taxpayers’ registry (CPF/MF) No. 233.678.448-37, with his business address at Av. Das Nações Unidas, No. 11541, 14th floor, zip code 04578.907, in the City and State of São Paulo, and (ii) as an alternate member, João Manuel de Melo Franco, Portuguese, married, engineer, bearer of passport No. L298888, valid until April 29, 2015, registered under the individual taxpayers’ registry (CPF/MF) No. 062.846.747-83, with his business address at Rua Borges de Medeiros, No. 633, apartment 301, zip code 22430.041, in the City and State of Rio de Janeiro. The members of the elected Board of Directors declared they are not involved in any of the crimes defined by law that would prevent them from performing the duties for which they were appointed, and provide the statement addressed in section 4 of article 147 of Law No. 6,404/76.”

The majority of the members of the Board of Directors was present and affixed their signatures: José Mauro Mettrau Carneiro da Cunha; Armando Galhardo N. Guerra Junior; Renato Torres de Faria; Rafael Cardoso Cordeiro; Sergio Franklin Quintella; Alexandre Jereissati Legey; Cristiano Yazbek Pereira; Fernando Marques dos Santos; José Valdir Ribeiro dos Reis; Carlos Augusto Borges; Marcelo Almeida de Souza; and Pedro Guimarães e Melo de Oliveira Guterres (alternate).

Rio de Janeiro, October 15, 2014.

José Augusto da Gama Figueira

Secretary

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